Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release
215.299.6000
fmc.com
For Release: Immediate

Media contact: Nicole Canning +1.215.299.5916
Nicole.Canning@fmc.com
Investor contact: Zack Zaki +1.215.299.5899
Zack.Zaki@fmc.com
FMC Corporation updates expectations for second quarter and full-year 2023 outlook
•Abrupt and unprecedented reductions in channel inventory by customers in North America, Latin America and EMEA started in late-May and materially impacted volumes in the quarter
•On-the-ground consumption by growers remains robust at roughly the same levels as last year
•Input costs outlook continues to improve with significant benefit expected in second half
•Significant cost mitigation actions initiated, reducing previously expected operating expense in the second half by $60 to $70 million
PHILADELPHIA, July 10, 2023 – FMC Corporation (NYSE:FMC) today provided an update for its expectations on the second quarter and full-year 2023 outlook1. Revenue in the second quarter is now expected to be between $1.00 billion and $1.03 billion. Adjusted EBITDA is expected to be in the range of $185 million to $190 million. The revised guidance is driven by substantially lower-than-expected volumes due to an abrupt and significant reduction in inventory by channel partners, which only became evident towards the end of May and continued through the remainder of the quarter in North America, Latin America and EMEA.
Based on current channel dynamics, the Company is revising its full-year financial outlook with revenue now expected to be $5.20 billion to $5.40 billion. Adjusted EBITDA for the full year is now expected to be $1.30 billion to $1.40 billion.
“Towards the end of May, we experienced unforeseen and unprecedented volume declines in three out of our four operating regions, as our channel partners rapidly reduced inventory levels,” said Mark Douglas, FMC president and chief executive officer. “Our full-year outlook for revenue and adjusted EBITDA has been revised to reflect these channel dynamics and their impact to volumes, as

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well as the benefit from improved input costs and the significant operating cost mitigation actions we have already implemented.
“Even as we manage through this market contraction and significant inventory reduction by our channel partners, on-the-ground consumption of our products remains strong and at similar levels to last year,” Douglas said.
Information in this news release is preliminary and excludes the outlook for adjusted earnings per share and free cash flow, which will be updated at the second quarter 2023 earnings call. FMC will announce its second quarter 2023 earnings on Wednesday, August 2, 2023, after the stock market close with a webcast conference call on Thursday, August 3, 2023, at 9:00 a.m. ET.

About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers, crop advisers and turf and pest management professionals to address their toughest challenges economically while protecting the environment. With approximately 6,600 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn® and Twitter®.
Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.
In some cases, FMC has identified these forward-looking statements by such words or phrases as "will likely result," "is confident that," "expect," "expects," "should," "could," "may," "will continue to," "believe," "believes," "anticipates," "predicts," "forecasts," "estimates," "projects," "potential," "intends" or similar expressions identifying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the negative of those words or phrases. Such forward-looking statements are based on our current views and assumptions regarding future

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events, future business conditions and the outlook for the company based on currently available information. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These statements are qualified by reference to the risk factors included in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2022 (the "2022 Form 10-K"), the section captioned "Forward-Looking Information" in Part II of the 2022 Form 10-K and to similar risk factors and cautionary statements in all other reports and forms filed with the Securities and Exchange Commission ("SEC"). Moreover, investors are cautioned to interpret many of these factors as being impacted as a result of the residual adverse impacts of COVID and governmental, business, and societal responses to COVID. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement.
We specifically decline to undertake any obligation, and specifically disclaims any duty, to publicly update or revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com/investors. Such terms include adjusted EBITDA, adjusted earnings, free cash flow and organic revenue growth. In addition, we have also provided on our website reconciliations of non-GAAP terms to the most directly comparable GAAP term.
1.Although we provide forecasts for adjusted earnings per share, adjusted EBITDA and free cash flow (non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.
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